Consent of Ronald Turner

Great Panther Mining Limited

Registration Statement on Form F-10

I, Ronald Turner CP(Geo) consent to the following in connection with the Registration Statement on Form F-10 of Great Panther Mining Limited ("Registration Statement"):

(i) the quotation, inclusion or summary of those portions prepared by me of the technical report entitled "NI 43-101 Technical Report Summarizing the Preliminary Economic Assessment of the Coricancha Mine Complex" dated July 13, 2018, with an effective date of July 13, 2018 (the "Technical Report"); and

(ii) the use of and reference to my name;

in each case above, where used or incorporated by reference into the Registration Statement and exhibits thereto.

/s/ Ronald Turner

Ronald Turner CP(Geo)

Dated: September 7, 2021